Exhibit 10.6.1

SECOND AMENDMENT
TO THE DIRECTOR SUPPLEMENTAL RETIREMENT PLAN AGREEMENT
DATED NOVEMBER 2, 2001

     THIS AMENDMENT, made and entered into this 19rh day of October, 2004, by and between First Community Bancshares, Inc., a Holding Company organized and existing under the laws of the State of Nevada, (hereinafter referred to as the “Company”) and Sam Clark, a director of the Company, (hereinafter referred to as the “Director”) shall effectively amend the Director Supplemental Retirement Plan Agreement dated November 2, 2001, as specifically set forth herein. Said Agreement shall be amended as follows:

1.)	Subparagraph II (C), “Termination of Service and Discharge for Cause” shall be deleted in its entirety and replaced with the following:

C.	Termination of Service and Discharge for Cause:

(i)	Subject to Subparagraph II (C) (ii) hereinbelow, should the Director suffer a Termination of Service (Subparagraph I [D]), then this Agreement shall terminate upon the date of such termination of service and the Director shall be entitled to receive the balance of the liability account paid to the Director, in a lump sum commencing thirty (30) days following said Termination of Service.

(ii)	Should the Director be Discharged for Cause at any time, all benefits under this Director Plan shall be forfeited. The term “for cause” shall mean any of the following that result in an adverse effect on the Bank: (i) gross negligence or gross neglect: (ii) the conviction of a felony or misdemeanor involving fraud or dishonesty; (iii) the willful violation of any law, rule, or regulation (other than a traffic violation or similar offense); (iv) an intentional failure to perform stated duties; or (v) a breach of fiduciary duty involving personal profit. If a dispute arises as to discharge “for cause,” such dispute shall be resolved by arbitration as set forth in this Director Plan.

     This Amendment shall be effective the 1st day of January, 2004. To the extent that any term, provision, or paragraph of said Agreement is not specifically amended herein, or in any other amendment thereto, said term, provision, or paragraph shall remain in full force and effect as set forth in said Agreement.

     IN WITNESS WHEREOF, the parties hereto acknowledge that each has carefully read this Amendment and executed the original thereof on the first day as set forth hereinabove, and that, upon execution, each has received a conforming copy.

FIRST COMMUNITY BANCSHARES, INC.
Bluefield, Virginia

By:

Witness	(Bank Office other than Insured) Title

By:

Witness	B. W. Harvey, Sr.